Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANY
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6,
Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is JPMorgan Chase & Co., a Delaware
Corporation, and the name of the limited liability company being merged into this surviving corporation is Gregory/Madison Avenue LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is JPMorgan Chase & Co.

FOURTH: The merger is to become effective on December 19, 2016.

FIFTH: The Agreement of Merger is on file at 4 Chase Metrotech Center, Floor 22
Brooklyn, NY 11245-001, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be [its]
Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 14th day of December, A.D., 2016.

By: /s/ Aisling DeSola
                             Authorized Officer

Name: Aisling DeSola
Print or Type
Title: Assistant Secretary

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